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Exhibit (a)(5)(C)

[ST. JUDE MEDICAL LETTERHEAD]

St. Jude Medical One Lillehei Plaza St. Paul, Minnesota 55117 (651) 483.2000 www.sjm.com
Contacts	Laura Merriam	Angela Craig
	Investor Relations	Media Relations
	(651) 766-3029	(651) 481-7789

ST. JUDE MEDICAL COMMENCES TENDER OFFER FOR
ADVANCED NEUROMODULATION SYSTEMS

ST. PAUL, MN—October 18, 2005—St. Jude Medical, Inc. (NYSE:STJ) announced today that it has commenced a tender offer for all the outstanding shares of Advanced Neuromodulation Systems, Inc. (NASDAQ:ANSI) common stock for $61.25 per ANS share in cash.

The tender offer is being made pursuant to the definitive merger agreement unanimously approved by the Boards of Directors of both companies and announced on October 16, 2005. The ANS Board of Directors has recommended that ANS shareholders tender their shares into the offer.

The tender offer will expire at 12:00 midnight Eastern Time, on Tuesday, November 15, 2005, unless extended. Following successful completion of the tender offer, holders of any remaining outstanding shares of ANS will be entitled to receive cash of $61.25 per share of ANS common stock upon the closing of the merger.

The transaction is subject to customary closing conditions and regulatory approvals, as well as the valid tender of a majority of the outstanding shares of ANS common stock, on a fully-diluted basis. St. Jude Medical expects the transaction to close by the end of the year.

The Dealer Manager for the tender offer is Banc of America Securities LLC. The Information Agent for the tender offer is MacKenzie Partners, Inc., (800) 322-2885 (toll free) or (212) 929-5500 (collect).

About St. Jude Medical

St. Jude Medical, Inc. (www.sjm.com) is dedicated to the design, manufacture and distribution of innovative medical devices of the highest quality, offering physicians, patients and payers outstanding clinical performance and demonstrated economic value.

About ANS

ANS (www.ANS-medical.com) designs, develops, manufacturers and markets implantable systems used to manage chronic intractable pain and other disorders of the central nervous system.

Forward-Looking Statements

Any statements made regarding the proposed transaction between St. Jude Medical, Inc. and Advanced Neuromodulation Systems, Inc., the expected timetable for completing the transaction, successful integration of the business, benefits of the transaction, potential clinical success, regulatory approvals, anticipated future product launches, revenues, earnings, expected repayment of debt, market shares, market growth, market segment growth, new indications, and any other statements regarding St. Jude Medical's or ANS's future expectations, beliefs, goals or prospects are forward-looking statements which are subject to risks and uncertainties, such as those described under or incorporated by reference in Item 8.01 of St. Jude Medical's Current Report on Form 8-K filed on October 17, 2005, and in Item 8.01 of ANS's Current Report on

Form 8-K filed on October 17, 2005, and in the Outlook and Uncertainties section in ANS's Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 (see page 25) and ANS's Annual Report on Form 10-K for the year ended December 31, 2004 (see page 26). Actual results may differ materially from anticipated results.

Additional Information

This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of ANS. St. Jude Medical has filed a tender offer statement with the Securities and Exchange Commission (SEC) and ANS has filed a solicitation/recommendation statement with respect to the offer. ANS shareholders are advised to read the tender offer statement regarding the acquisition of ANS referenced in this news release, and the related solicitation/recommendation statement, when they receive those statements. The tender offer statement and the solicitation/recommendation statement will contain important information that should be read carefully before any decision is made with respect the offer. These documents will be made available to all shareholders of ANS at no expense to them. These documents will also be available at no charge on the SEC's web site at www.sec.gov. Shareholders may also obtain copies of these documents without charge by requesting them from ANS, Inc. in writing at 6901 Preston Road, Plano, Texas 75024, or by phone at (972) 309-8000.

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ST. JUDE MEDICAL COMMENCES TENDER OFFER FOR ADVANCED NEUROMODULATION SYSTEMS